JEWELL & LANGSDALE
Certified Public Accountants
1615 Bonanza Street, Suite 209, Walnut Creek, CA  94595-4530  Telephone (925) 935-1028, Fax (925) 935-1029

December 19, 2007

Media Sentiment, Inc.
former subsidiary of California News Tech

We consent to the inclusion of our report as the independent registered public accounting firm on the financial statements of California News Tech and subsidiary as of December 31, 2005 in the SB-2/A to be filed with the Securities and Exchange Commission for Media Sentiment, Inc.

/s/ Jewell & Langsdale
Jewell & Langsdale
Walnut Creek, California